SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549



                                  FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 25, 1999


                          GENERAL HOUSEWARES CORP.
           (Exact name of registrant as specified in its charter)


            Delaware                001-07117               41-0919772
            (State of Incorporation)(Commission File No.)   (I.R.S. employer
                                                             identification
                                                                       no.)


                               P.O. Box 4066
                             1536 Beech Street
                         Terre Haute, Indiana 47804
          (Address of principal executive offices, including zip)


                                (812) 232-1000
             (Registrant's telephone number, including area code)


ITEM 5.      OTHER EVENTS.

            On June 24, 1999, the Board of Directors of General Housewares Corp., a Delaware corporation (the "Company"), authorized the First Amendment to the Rights Agreement, dated as of June 24, 1999 (the "Amendment") between the Company and First Chicago Trust Company of New York, as rights agent (the "Rights Agent"). The Amendment amends the Rights Agreement dated as of November 10, 1998 between the Company and the Rights Agent to reduce from 21% to 15% the threshold beneficial ownership level of common stock which triggers the distribution and exercisability of the rights for common stock of the Company (the "Rights"). As amended, the Rights Agreement provides that if a person, together with such person's affiliates and associates, becomes the beneficial owner of 15% or more of the of the outstanding common stock of the Company (such person, an "Acquiring Person") such Rights (other than Rights held by the Acquiring Person, which become void) will entitle the holder to purchase upon payment of the exercise price of the Rights, common stock of the Company having a market value of two times the exercise price of the Rights. The Rights are redeemable by the Board of Directors of the Company for a period of ten days after a person becomes an Acquiring Person for a redemption price of $.01 per share. The Rights do not become exercisable until such right of redemption has expired. The Amendment provides that holders of 15% or more of the Company's common stock on June 25, 1999 will not trigger the Rights unless they subsequently acquire additional shares of common stock of the Company.

            The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as an exhibit and incorporated herein by reference.


ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS.

      Exhibits:

      4.1 First Amendment to Rights Agreement, dated as of June 24, 1999, between General Housewares Corp. and First Chicago Trust Company of New York.

      99.1  Press Release, dated June 25, 1999.


                              SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    By: /s/  Raymond J. Kulla
                                        ---------------------------
                                    Name: Raymond J. Kulla
                                    Title:  Vice President and General Counsel


Date: June 25, 1999


                            EXHIBIT INDEX


      Exhibit                 Description


      4.1 First Amendment to Rights Agreement, dated as of June 24, 1999, between General Housewares Corp. and First Chicago Trust Company of New York.

      99.1  Press Release, dated June 25, 1999.